Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-239711) pertaining to the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan Match Group, Inc. and 2024 Stock and Annual Incentive Plan of our reports dated February 27, 2025, with respect to the consolidated financial statements and schedule of Match Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Match Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

February 27, 2025